OFFER BY

THE GABELLI DIVIDEND & INCOME TRUST

TO EXCHANGE ALL OUTSTANDING

AUCTION MARKET PREFERRED SHARES, SERIES B, PAR VALUE $0.001

AUCTION MARKET PREFERRED SHARES, SERIES C, PAR VALUE $0.001

AUCTION RATE PREFERRED SHARES, SERIES E, PAR VALUE $0.001

FOR

SERIES J CUMULATIVE TERM PREFERRED SHARES, PAR VALUE $0.001

AND LIQUIDATION PREFERENCE $25,000 PER SHARE AND CASH

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 14, 2021, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

March 17, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

The Gabelli Dividend & Income Trust, a Delaware statutory trust (the “Fund,” “we,” “us,” or “our”), is offering to exchange the Fund’s currently outstanding preferred shares, par value $0.001 per share, designated Auction Rate Preferred Shares and Auction Market Preferred Shares, Series B, Series C and Series E (collectively, the “Auction Rate Preferred Shares”), for newly-issued shares of the Fund’s Series J Cumulative Term Preferred Shares, par value $0.001 and liquidation preference $25,000 per share (“Liquidation Preference”) (“Series J Preferred Shares”) and cash, on the terms and subject to the conditions set forth in the offer to exchange (the “Offer to Exchange”) and in the accompanying letter of transmittal (the “Letter of Transmittal”).

In exchange for each Auction Rate Preferred Share properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on April 14, 2021 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, participating holders of Auction Rate Preferred Shares will receive the following exchange consideration:

Auction Rate Preferred Shares	CUSIP No.	Number of Outstanding Shares(1)	Exchange Consideration
Series B Auction Market Preferred Shares (“Series B Preferred Shares”)	36242H302	2,647	0.96 of each newly issued Series J Preferred Share for each whole Series B Preferred Share
Series C Auction Market Preferred Shares (“Series C Preferred Shares”)	36242H401	3,244	0.96 of each newly issued Series J Preferred Share for each whole Series C Preferred Share
Series E Auction Rate Preferred Shares (“Series E Preferred Shares”)	36242H609	480	0.96 of each newly issued Series J Preferred Share for each whole Series E Preferred Share

(1)	The number of Auction Rate Preferred Shares outstanding is calculated as of March 16, 2021.

No fractional shares of Series J Preferred Shares will be issued. The Auction Rate Preferred Shares may only be exchanged for whole shares of Series J Preferred Shares. In lieu of issuing fractional shares, holders of Auction Rate Preferred Shares following the consummation of the Exchange Offer shall receive a cash amount, without interest, equal to the fractional share amount multiplied by the Series J Preferred Shares Liquidation Preference.

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least a majority of the outstanding Auction Rate Preferred Shares properly tendering (and not validly withdrawing) their Auction Rate Preferred Shares at or prior to the Expiration Date. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

Holders of Series J Preferred Shares will be entitled to receive, when, as and if declared by, or under authority granted by, the Board, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each dividend period, (i) at an annualized dividend rate of 1.70% of the $25,000 per share liquidation preference on the Series J Preferred Shares for the quarterly dividend periods ending on or prior to March 26, 2024 and (ii) at an annualized dividend rate of 4.50% of the $25,000 per share liquidation preference on the Series J Preferred Shares for all remaining quarterly dividend periods until the Series J Preferred Shares’ mandatory redemption date of March 26, 2028. Dividends and distributions on Series J Preferred Shares will be payable quarterly on March 26, June 26, September 26 and December 26 in each year commencing on June 26, 2021. The Series J Preferred Shares may be redeemed by the Fund, subject to certain restrictions, on March 26, 2024 and are subject to mandatory redemption by the Fund on March 26, 2028 and in certain other circumstances. The Series J Preferred Shares will rank on parity with existing and any future series of preferred shares and senior to the Fund’s common shares of beneficial interest with respect to dividend and distribution rights and rights upon liquidation of the Fund. See “Special Characteristics and Risks of the Series J Preferred Shares—Redemption” in the Offer to Exchange.

The Series J Preferred Shares will not be listed on any securities exchange.

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the Securities and Exchange Commission (the “SEC”). Materials filed with the SEC can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or downloaded from the SEC’s website at www.sec.gov. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (202) 551-8090. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s email address (publicinfo@sec.gov) or by writing the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549-0102. Reports, proxy statements and other information concerning the Fund may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The Series J Preferred Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

For your information and for forwarding to those of your clients for whom you hold Auction Rate Preferred Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Exchange;

2.	The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

3.

Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary, or if the procedure for book-entry transfer cannot be completed, before the Expiration Date as described under the heading “The Exchange Offer” in the Offer to Exchange;

4.

A letter to clients that you may send to your clients for whose accounts you hold Auction Rate Preferred Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to Computershare Trust Company, N.A., as Depositary for the Offer.

The Fund’s Board of Trustees (the “Board”) has authorized the Fund to make the Offer; however, none of the Fund, the members of the Board, Computershare Trust Company, N.A., the depositary (the “Depositary”), or Morrow Sodali, the information agent (the “Information Agent”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Auction Rate Preferred Shares or as to the purchase price or purchase prices at which shareholders may choose to tender their Auction Rate Preferred Shares. None of the Fund, the members of the Board, the Information Agent or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Offer. Shareholders must decide whether to tender or refrain from tendering their Auction Rate Preferred Shares and, if deciding to tender, how many Auction Rate Preferred Shares to tender and the purchase price or purchase prices at which they wish to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Exchange and in the Letter of Transmittal, including the Fund’s reasons for making the Offer, before taking any action with respect to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 14, 2021, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

For Auction Rate Preferred Shares to be tendered properly pursuant to the Offer, one of the following must occur: (i) the certificates for such Auction Rate Preferred Shares, or confirmation of receipt of such Auction Rate Preferred Shares pursuant to the procedure for book-entry transfer set forth under the heading “The Exchange Offer” in the Offer to Exchange, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in the Offer to Exchange) in the case of a book-entry transfer, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of the Offer to Exchange, or (ii) shareholders whose certificates for Auction Rate Preferred Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or cannot complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth under the heading “The Exchange Offer” in the Offer to Exchange.

The Fund will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Depositary and the Information Agent, as described under the heading “The Exchange Offer” in the Offer to Exchange) for soliciting tenders of Auction Rate Preferred Shares pursuant to the Offer. The Fund will, however, upon request, reimburse brokers, dealers (including, if applicable, the Depositary), commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Auction Rate Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Fund, the Information Agent or the Depositary for purposes of the Offer. The Fund will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Auction Rate Preferred Shares except as otherwise provided in the Offer to Exchange or Instruction 6 in the Letter of Transmittal.

Any questions or requests for assistance may be directed to the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Exchange. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, Morrow Sodali LLC, at: (800) 662-5200.

Very truly yours,

Computershare Trust Company, N.A.

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE GABELLI DIVIDEND & INCOME FUND, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.